SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                  Rule 13d-102

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                      EDUCATIONAL VIDEO CONFERENCING, INC.
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                                (Name of Issuer)

                         Common Stock, $.0001 par value
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                         (Title of Class of Securities)

                                  28 1505 10-7
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                                 (CUSIP Number)

                                February 22, 1999
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             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1 (b)
      |X| Rule 13d-1 (c)
      |_| Rule 13d-1 (d)

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* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 28-1505-10-7                13G
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Dewi Investments Ltd.
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Gibraltar
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                  5    SOLE VOTING POWER

                       533,334 (see Note A)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          N/A
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             533,334 (see Note A)
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       N/A
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    533,334 (See Note A)
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    12.3%
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12  TYPE OF REPORTING PERSON*

    CO
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 1            (a)      NAME OF ISSUER

                           EDUCATIONAL VIDEO CONFERENCING, INC.

                  (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                           35 East Grassy Sprain Road,
                           Suite 200
                           Yonkers, NY 10710.

ITEM 2            (a)      NAME OF PERSON FILING

                           Dewi Investments Ltd.

                  (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                           RESIDENCE

                           2 Victualling Office Lane
                           POB 104
                           Gibraltar

                  (c)      CITIZENSHIP

                           Gibraltar

                  (d)      TITLE OF CLASS OF SECURITIES

                           Common Stock, $.0001 par value

                  (e)      CUSIP NUMBER

                           28 1505-10-7

ITEM 3 If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)   |_| Broker or dealer registered under section 15 of the Act

      (b)   |_| Bank as defined in section 3(a)(6) of the Act

      (c)   |_| Insurance company as defined in section 3(a)(19) of the Act

      (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940

      (e)   |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

      (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

      (h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act

      (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

      (j)   |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

            If this statement is filed pursuant to Rule 13d-1(c), check this box |X|

ITEM 4 OWNERSHIP

      (a)   Amount beneficially owned:

            533,334 (see Note A)

      (b)   Percent of class:

            12.3%

      (c)   Number of shares as to which the person has:

            (i) Sole power to vote or to direct the vote: 533,334 (see Note A)

            (ii) Shared power to vote or to direct the vote: N/A

            (iii) Sole power to dispose or to direct the disposition of: 533,334 (see Note A)

            (iv) Shared power to dispose or to direct the disposition of: N/A

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      N/A

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      N/A

ITEM 9 NOTICE OF DISSOLUTION OF GROUP

      N/A

ITEM 10 CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     May 8, 2000
                                     -------------------------------------------
                                                      (Date)

                                     Dewi Investments Ltd  /s/ David D. Cuby
                                     -------------------------------------------
                                                   (Signature)


                                     By: DAVID D. CUBY
                                         Valdir Managers Limited
                                           Director

                                     NOTE A

The Sole purpose of this Amendment is to correctly restate the amount of shares held by the Reporting Person, as well as the percentage held, after a recent stock split.

Based on information provided by the Issuer, there are currently outstanding 4,347,243 shares of the Common Stock of the Issuer.

Reporting Person currently owns 533,334 shares of the Common Stock of the Issuer.

The Reporting Person holds no Warrants to Purchase shares of Common Stock

The Reporting Person's total shares of Common Stock are 533,334 shares (12.3%).

The Reporting person disclaims any beneficial interest in or voting rights in the shares of Common Stock of the Issuer held by or issuable upon the exercise of any conversion or other rights held by any other holder of shares or such rights of the Issuer.